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                                  UNITED STATES                     OMB Number:         3235-0058
                       SECURITIES AND EXCHANGE COMMISSION           Expires:     January 31, 2005
                             Washington, D.C. 20549                 Estimated average burden
                                                                     hours per response ..... 2.50
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                                   FORM 12b-25                      -----------------------------
                                                                            SEC FILE NUMBER
                                                                                 0-31079
                           NOTIFICATION OF LATE FILING              -----------------------------
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(Check One):                                                                 CUSIP NUMBER
                                                                             2770 56 305
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 [ ] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [X] Form 10-QSB [ ]  Form N-SAR

     For Quarter Ended: March 31, 2002
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: __________________________________________

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Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

Fan Energy Inc.
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Full Name of Registrant
N/A
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Former Name if Applicable

5355 Capital Court Suite 108
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Address of Principal Executive Office (Street and Number)

Reno, Nevada 89502
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]| (a)  The reasons  described in  reasonable  detail in Part III of this
   |      form  could  not be  eliminated  without  unreasonable  effort or
   |      expense;
   |
[X]| (b)  The subject annual report,  semi-annual report, transition report
   |      on Form 10-K,  20-F,  11-K or Form N-SAR, or portion thereof will
   |      be filed  on or  before  the  15th  calendar  day  following  the
   |      prescribed  due  date;  or  the  subject   quarterly   report  or
   |      transition  report on Form 10-Q, or portion thereof will be filed
   |      on or before the fifth  calendar day following the prescribed due
   |      date; and
   |
[ ]| (c)  The  accountant's  statement  or other  exhibit  required by Rule
   |      12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable  detail the reasons why Forms 10-K,  20-F, 11-K, 10-Q,
N-SAR, or the transition  report or portion  thereof,  could not be filed within the prescribed time period.

     Information  to make a complete and accurate  filing is not  available  and cannot be made available without  unreasonable effort or expense.

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    John Shebanow               (775)                            857-3400
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    (Name)                    (Area Code)                    (Telephone Number)

(2)  Have all other periodic  reports  required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
     of 1940 during the preceding 12 months or for such shorter  period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).                                         [X] Yes  [ ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings  statements  to be  included  in the  subject  report  or  portion
     thereof?                                                    [ ] Yes  [X] No

     If so, attach an explanation of the anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                 FAN ENERGY INC.
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                  (Name of Registrant as Specified in Charter)

has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date: May 15, 2002                       By /s/  Albert Golusin
                                            ------------------------------------
                                            Albert Golusin, Secretary

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing  the form  shall  be typed or  printed  beneath  the  signature.  If the statement is signed on behalf of the registrant by an authorized  representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

---------------------------- ATTENTION -----------------------------------------
   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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